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                                                                    EXHIBIT 12.1


                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)

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                                                                                              Fiscal Year
                                                                           -----------------------------------------------
                                                                              1997       1996     1995       1994     1993
                                                                           ---------   --------  -------   -------   -----
Income (loss) from continuing operations before income taxes.............    $  83     $  (8)    $ (75)    $ (16)    $ (65)
Add (deduct)
   Fixed charges.........................................................      378       285       206       184       157
   Capitalized interest..................................................       (1)       (3)       (5)      (10)       (8)
   Amortization of capitalized interest..................................        5         7         6         8         5
   Net losses related to certain 50% or less owned affiliate.............       (1)        1         2         5        22
   Minority interest in consolidated affiliates..........................       32         6         2         1         1
                                                                           ---------   --------  -------   -------  ------
Adjusted earnings........................................................    $ 496     $ 288     $ 136     $ 172     $ 112
                                                                           =========   ========  =======   =======  ======
Fixed charges:
   Interest on indebtedness and amortization of deferred financing costs.    $ 302     $ 239     $ 178     $ 165     $ 147
   Dividends on Convertible Preferred Securities of Subsidiary Trust.....       37         3        --        --        --
   Portion of rents representative of the interest factor................       39        33        17        11         2
   Debt service guarantee interest expense of unconsolidated affiliates..       --        10        11         8         8
                                                                           ---------   --------  -------   -------  ------
Total fixed charges......................................................    $ 378     $ 285     $ 206     $ 184     $ 157
                                                                           =========   ========  =======   =======  ======

Ratio of earnings to fixed charges.......................................     1.31x     1.01x       --        --        --
                                                                           =========   ========  =======   =======  ======
Deficiency of earnings to fixed charges..................................       --        --     $  70     $  12     $  45
                                                                           =========   ========  =======   =======  ======
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